Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-108941 of Washington Group International, Inc. on Form S-8 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s plan of reorganization and a change in accounting for goodwill and other intangible assets) appearing in this Annual Report on Form 10-K of Washington Group International, Inc. for the year ended January 2, 2004.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Boise, Idaho
March 4, 2004